Exhibit 10(x1ix)

AMENDMENT TO EMPLOYMENT AGREEMENT

JOHN BEEDER

Amendment to comply with Code Section 409A

December 22, 2008

    THIS AMENDMENT (the “Amendment”) to the Executive Employment Agreement (the “Agreement”) between American Greetings Corporation (the “Corporation”) and John Beeder (the “Executive”) is effective as of January 1, 2009.

    WHEREAS, the Corporation and the Executive (the “Parties”) previously entered into the Agreement, dated June 12, 2008, setting forth the terms and conditions of the Executive’s employment with the Corporation; and

    WHEREAS, the Parties desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and rulings promulgated thereunder.

    NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

    1.  Effective as of January 1, 2009, a new Section 24 shall be added to the Agreement to read as follows:

“24.      Compliance with Code Section 409A.  Notwithstanding the other provisions of the Agreement entered into with the Corporation, all provisions of the Agreement shall be construed and interpreted to comply with Code Section 409A and the regulations and rulings promulgated thereunder and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder.

    24.1.    Definitions.  The terms used in the Agreement shall have the following meaning:

   (i)        “Separation from Service” shall have the meaning set forth in Treasury Regulations Section 1.409A-1(h).

   (ii)        “Specified Employee” shall have the meaning set forth in Treasury Regulations Section 1.409A-1(i).

    24.2.    Bonus.  Any bonus or incentive compensation earned and payable to Executive under the Agreement shall be paid no later than 2 1/2 months following the close of the Corporation’s fiscal year to which the bonus relates, or 2 1/2 months following the close of the calendar year in which such fiscal year ends, if later.

    24.3.    Delay of Payment for Specified Employees.  Notwithstanding any provision of the Agreement to the contrary, in the event the Executive is a Specified Employee as of the date of such Executive’s Separation from Service, any amounts that are subject to Code Section 409A that become payable upon the Executive’s Separation from Service shall be held for delayed payment and shall be distributed on or immediately after the date which is six months after the date of the Executive’s Separation from Service. The first payment made to the Executive following the six-month delay shall be equal to the first six monthly installment payments that would have commenced immediately following the Executive’s Separation from Service if the Executive had not been subject to the required six-month delay. The delayed payments shall not be adjusted for interest.

    24.4.    Separation from Service.  Payments under the Agreement that provide for payment upon the Executive’s termination of employment (or similarly used term) shall be amended to provide that no such payment shall be permitted unless such termination qualifies as a Separation from Service.

    For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts. Any amounts payable under the Agreement solely on account of an involuntary separation from service within the meaning of Code Section 409A shall be excludible from the requirements of Code Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum extent possible.

    Payments made upon a Separation from Service shall be paid in equal installments over the severance period set forth in the Agreement in accordance with the Corporation’s normal payroll practices.

    In the event that the Executive desires to initiate a Separation from Service due to “Good Reason” (“Good Reason Resignation”) in accordance with Section 4.5.c. of the Agreement, such Separation from Service shall only constitute a Good Reason Resignation if the Executive provides written notice to the Corporation specifying in reasonable detail the events or conditions upon which the Executive is basing such Good Reason Resignation and the Executive provides such written notice within 90 days of the event that gives rise to the Good Reason Resignation. Within 30 days after notice has been received, the Corporation shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Resignation. If the Corporation does not cure such events or conditions within the 30-day period, the Executive must terminate employment within 30 days following the end of the cure period in order to have a Good Reason Resignation and, if the Executive timely terminates employment, payment will commence in accordance with Section 4.5.c based on the Good Reason Resignation.

    24.5    In-Kind Benefits.  Any reimbursements or in-kind benefits shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that: (i) any reimbursement is for expenses incurred during the period of time specified in accordance with the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

    24.6    Amendment of Inconsistent Provisions.  To the extent that any provision of the Agreement is inconsistent with the requirements of Code Section 409A and the regulations and rulings promulgated thereunder, the Agreement is hereby amended to delete such inconsistent provisions.”

2.        This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

3.        Except as otherwise provided herein, the Agreement shall be unaffected by this Amendment.

AMERICAN GREETINGS CORPORATION

/s/Brian McGrath
By: Brian McGrath
Title: Senior Vice President, Human Resources
Date: 12-19-08

/s/John Beeder
John Beeder
Date: 12-22-08

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